SCHEDULE 13G
                                    EXHIBIT A

            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


As discussed in Item 4 of the Schedule 13G to which this Exhibit A is attached, L'Oreal is a member of a group with TotalFinaElf S.A. by virtue of a shareholders agreement also described in Item 4. L'Oreal has been advised that TotalFinaElf is separately reporting its ownership of the Issuer's shares on a
Schedule 13G, and that its ownership is as follows:

         Sole Voting Power:             0

         Shared Voting Power:           179,586,513 ( WITH DOUBLE VOTING RIGHTS)

         Sole Dispositive Power:        0

         Shared Dispositive Power:      179,586,513

         Percent of Class represented
         by above amounts:              24.5%; PERCENT OF VOTING RIGHTS, 33.7%












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